Exhibit 99.1

NII HOLDINGS PROVIDES UPDATES ON ITS ACCELERATED GROWTH PLAN AND BUSINESS REALIGNMENT EFFORTS

Company modifies prepaid deactivation policy which contributes to higher than expected subscriber losses in the fourth quarter for Nextel Mexico

RESTON, Va. - December 9, 2013 - NII Holdings, Inc. [NASDAQ: NIHD] a provider of differentiated mobile communications services operating under the Nextel brand in Latin America, today disclosed further details regarding the Company’s planned realignment in connection with its recently announced Project Accelerate initiative.

In connection with Project Accelerate, the Company announced that it will implement a restructuring and organizational realignment plan designed to simplify the roles and responsibilities of its headquarters and market organizations and better align its costs and organizational structure with its growth strategy. The plan includes reductions of over 25% of the Company’s headquarters’ staff and the elimination of over 1,400 positions in its market operations. The realignment will result in a more streamlined management structure that is expected to reduce costs and improve operational efficiency while retaining the Company’s focus on accelerating subscriber growth.

The Company expects to incur cash costs related to employee severance in the range of $25 million to $35 million in connection with the plan, which include $8.6 million in charges related to restructuring activities at the Company’s Mexico operating subsidiary that were accounted for in the Company’s third quarter 2013 results. Most of the remaining costs are expected to be accounted for in the Company’s results for the fourth quarter of 2013. The Company expects to realize annualized cost savings of $50 million to $55 million as a result of these actions.

Separately, the Company has modified its customer deactivation policy for inactive prepaid subscribers. As a result, the Company expects a higher level of prepaid subscriber deactivations in Mexico than previously estimated. Taking this adjustment into account, the Company expects a net subscriber loss of approximately 400,000 subscribers in Mexico for the fourth quarter 2013. This policy change is not expected to have an impact on net subscriber additions in Brazil or other markets.

"The structural changes we are announcing today support our accelerated growth strategy," said Steve Shindler, NII Holdings chief executive officer. "By realigning our business and refocusing our teams on our growth goals, we can further simplify and streamline operations, reduce costs and free up resources."

Other Project Accelerate initiatives that are underway include the deployment of aggressive marketing campaigns in the Company’s core markets that target growth on its new 3G networks, investments to expand the coverage and capacity of its 3G networks in Mexico and Brazil, and expansion of its device portfolio to include a wider range of smartphones and other handsets that better serve the needs of its customers.

About NII Holdings, Inc.

NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII, operating under the Nextel brand in Brazil, Mexico, Argentina and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII's subsidiaries under license in Latin America.

Visit NII Holdings' news room for news and to access our markets' news center at www.nii.com/newsroom.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release regarding expectations, including forecasts regarding operating results, performance assumptions and estimates relating to restructuring costs and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. When used in this press release, these forward-looking statements are generally identified by the words or phrases "would be," "will allow," "expects to," "will continue," "is anticipated," "estimate," "project" or similar expressions. While the Company provides forward-looking statements to assist in the understanding of its anticipated future financial performance, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date of this report. Forward-looking statements are based on current expectations and assumptions that are subject to significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as otherwise required by law, the Company undertakes no obligation to publicly release any updates to forward-looking statements to reflect events after the date of this report, including unforeseen events. We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in other reports filed from time to time with the Securities and Exchange Commission.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com